Exhibit 10.1

Execution Version

Dated as of September 17, 2009

TERMINATION AGREEMENT

in connection with the Master Merial Venture Agreement

MERCK & CO., INC.

and

MERCK SH INC.

and

MERCK SHARP & DOHME (HOLDINGS) LIMITED

and

SANOFI-AVENTIS

and

SANOFI 4

and

MERIAL LIMITED

TERMINATION AGREEMENT

Termination Agreement, dated as of September 17, 2009, among:

(1)	Merck & Co., Inc., a corporation organized under the laws of New Jersey (“Merck”);

(2)	Merck SH Inc., a corporation organized under the laws of Delaware (“US Holding”);

(3)	Merck Sharp & Dohme (Holdings) Limited, a limited company organized under the laws of England and Wales (“UK Holding”);

(4)	Sanofi-Aventis, a société anonyme organized under the laws of France (“Sanofi-Aventis”);

(5)	Sanofi 4, a société en nom collectif organized under the laws of France (“Sanofi-Aventis Holding”);

and;

(6)	Merial Limited, a private company limited by shares organized under the laws of England and Wales and domesticated in the State of Delaware as Merial LLC, a limited liability company (“Merial”).

(Merck, US Holding, UK Holding, Sanofi-Aventis, Sanofi-Aventis Holding and Merial are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS

(A)
Merck and Rhône-Poulenc S.A., a société anonyme organized under the laws of France (“Rhône-Poulenc”), entered into that certain Joint Venture Agreement, dated May 23, 1997 (as it may have been amended from time to time prior to the date hereof, the “JV Agreement”), in order to combine their respective animal health and poultry genetics businesses. In order to effect this combination, Merck and Rhône-Poulenc created Merial as the parent company of the group of companies conducting these businesses. Rhône-Poulenc changed its name to Aventis and was merged into Sanofi-Aventis on December 31, 2004;

(B)	Each of Merck and Sanofi-Aventis owns indirectly 50% of the equity interests in Merial;

(C)
Merck and Schering-Plough Corporation (“Schering-Plough”), a corporation organized under the laws of New Jersey, are parties to that certain Agreement and Plan of Merger, dated March 8, 2009, (the “Merger Agreement”) by and among Schering-Plough, Merck and certain subsidiaries of Schering-Plough formed to execute the merger of one of the merger subsidiaries into Schering-Plough such that Schering-Plough is the surviving corporation in such merger and the merger of the other merger subsidiary into Merck such that Merck is the surviving corporation in such merger and will become a wholly-owned subsidiary of Schering-Plough;

(D)	Merck has expressed an interest in selling its equity interests in Merial (the “Merck Equity Interest”);

(E)
As of the date hereof, the Merck Equity Interest is held by two intermediate holding companies: (i) US Holding, a wholly owned subsidiary of Merck, owns 9,750,338 Series A – Ordinary Shares in Merial, representing 100% of the outstanding Series A – Ordinary Shares of Merial, and (ii) UK Holding, a wholly owned subsidiary of Merck, owns 1,250,000 Series C – Cumulative Preferred Shares in Merial, representing 50% of the outstanding Series C – Cumulative Preferred Shares of Merial;

(F)
Merck, UK Holding and US Holding have decided to sell the Merck Equity Interest to Aventis Inc.. Merck, UK Holding, US Holding and Sanofi-Aventis entered into a share purchase agreement (the “Share Purchase Agreement”) on July 29, 2009;

(G)
Following the completion of the transactions contemplated by the Share Purchase Agreement (the “SPA Closing”), as of the SPA Closing, Sanofi-Aventis will own indirectly 100% of the outstanding equity interests in Merial as of such date; and

(H)
The Parties are entering into this Agreement in connection with the SPA Closing to effectuate Merck and Sanofi-Aventis’ decision to terminate the JV Agreement and to further implement the transactions contemplated by the Share Purchase Agreement (the “Termination”), while providing for certain rights and obligations which will continue following the Termination.

Now, therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1	Definitions

Unless otherwise provided herein, capitalized terms shall have the meaning given to them in the JV Agreement.

In this Agreement, in addition to such terms as are defined elsewhere in this Agreement, the following terms have the meanings specified in this Article 1:

“Agreement” means this Termination Agreement, including the Schedules and the Exhibits hereto;

“Decision and Order” means the order of the FTC in connection with the regulatory approval of the transactions contemplated by the Merger Agreement if it is either (i) accepted or approved by the FTC for public comment or (ii) issued as final by the FTC;

“Existing Products License Agreement” means the Existing Products License Agreement dated as of May 23, 1997 (as amended from time to time) by and between Merck & Co, Inc. and Merial Limited;

“FTC” means the U.S. Federal Trade Commission;

“JV Agreement” has the meaning set forth in recital (A);

“Merck Equity Interest” has the meaning set forth in recital (D);

“Merger Agreement” has the meaning set forth in recital (C);

“Research and Future Products License Agreement” means the Research and Future Products License Agreement dated May 23, 1997 (as amended from time to time) by and between Merck & Co, Inc., Merial Limited and Rhône Mérieux SA;

“Rhône-Poulenc” has the meaning set forth in recital (A);

“Share Purchase Agreement” has the meaning set forth in recital (F);

“Schering-Plough” has the meaning set forth in recital (C);

“Termination” has the meaning set forth in recital (H).

2	Interpretation

2.1	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

2.2	Headings

The headings used in this Agreement have been adopted by the Parties for ease of reference only, and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

2.3	Schedules, etc.

References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Articles, Sections, Exhibits and Schedules are to Articles of, Sections of, Exhibits to and Schedules to, this Agreement.

2.4	References to “directly or indirectly”

“Directly or indirectly” means (without limitation) either alone or jointly with any other Person and whether on its own account or in partnership with another or others or as the holder of any interest in any other Person.

2.5	Illustration

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3	The Termination

Subject to the terms and conditions of this Agreement and the Share Purchase Agreement, and except as provided in Article 4, the JV Agreement shall terminate in its entirety and shall cease to have any effect from and after the date hereof.

4	Survival of Certain Provisions of the JV Agreement

The Parties agree that all the provisions which, pursuant to the terms of the JV Agreement, are expressed to survive the Termination shall continue in full force and effect, as provided in the JV Agreement, and in particular pursuant to Section 16.6; provided, however, that Article XV of the JV Agreement shall be terminated and shall have no further force or effect from and after the date hereof.  Notwithstanding the foregoing, if the Merger Agreement is terminated for any reason after the date of this Agreement, the provisions of Article XV of the JV Agreement shall again apply to, and be binding upon, Merck (and its Subsidiaries) from and after the date of termination of the Merger Agreement until the third anniversary of the date hereof.

5	Ancillary Agreements and Future Agreements

5.1	Surviving Ancillary Agreements and Future Agreements

The Parties agree that, subject to Sections 5.2, 5.5 and 5.6, the Ancillary Agreements and Future Agreements listed in Schedule 5.1 shall remain in full force and effect in accordance with their respective terms until terminated in accordance with such terms.  All other Ancillary Agreements and Future Agreements to which Merck or one of its Subsidiaries is a party which are in effect prior to the date hereof, and all obligations of Merck and its Subsidiaries in connection therewith, are hereby terminated and shall have no further force or effect from and after the date hereof, except with respect to rights and obligations which, pursuant to the terms of such Ancillary Agreements and Future Agreements, survive termination.  For the avoidance of doubt, Sanofi-Aventis and Merial do not intend, through this Section 5.1, to alter the terms of or terminate any contractual obligations as between them.

5.2	Non-Competition

Notwithstanding anything to the contrary in this Agreement, the Ancillary Agreements or the Future Agreements, all provisions in the Ancillary Agreements and/or the Future Agreements restricting Merck and/or its Affiliates from owning or operating any businesses, lines of business or products, competing with Merial, or selling or supplying for use, or licensing, authorizing or otherwise granting a right to any Third Party to sell or supply for use, any Animal Health Product or Poultry Genetics Product, or from otherwise competing with the business of Merial (“Ancillary Non-Competition Provisions”), including Article XIV of that certain Research and License Agreement, dated as of December 20, 2007, by and between Merck and Merial, and Article XI of the Existing Products License Agreement (as defined in Schedule 5.1), are hereby terminated and shall have no further force or effect from and after the date hereof.  Notwithstanding the foregoing, if the Merger Agreement is terminated for any reason after the date of this Agreement, each Ancillary Non-Competition Provision shall again apply to, and be binding upon, Merck (and its Subsidiaries) from and after the date of termination of the Merger Agreement until the earlier of (i) the third anniversary of the date hereof and (ii) the date that such Ancillary Non-Competition Provision is terminated in accordance with the terms of the applicable Ancillary Agreement or Future Agreement.

5.3	Confirmatory License Agreement

Effective as of the date hereof, Merial and Merck shall enter into the Confirmatory License Agreement attached hereto as Schedule 5.3.

5.4	Supply Agreement

Effective as of the date hereof, Merial and Merck shall enter into Amendment No. 8 to the Merck Supply Agreement dated May 23, 1997, in the form attached hereto as Schedule 5.4. In connection with Merck's obligations under such supply agreement, from the date hereof until the earlier of (i) the date of the JV Reconstitution (as defined in Section 5.7) or (ii) the expiration or termination of any Decision and Order, Merck agrees to abide by the business processes set forth on Annex I hereto.

5.5	Human Health Utility

All provisions contained in (i) Section 2.7 of the Existing Products License Agreement,  except for the last sentence of such Section which shall remain in full force and effect in accordance with the terms of the Existing Products License Agreement until terminated in accordance with the terms thereof and (ii) Section 2.6 of the Research and Future Products License Agreement (as defined in Schedule 5.1 and Schedule 5.3) are hereby terminated and shall have no further force or effect from and after the date hereof (such provisions terminated pursuant to clauses (i) and (ii) of this Section 5.5, the “Human Health Utility Provisions”).

5.6	Consultants

All provisions contained in Section 2.6 of the Existing Products License Agreement and Section 2.9 of the Research and Future Products License Agreement are hereby terminated and shall have no further force or effect from and after the date hereof (such provisions terminated pursuant to this Section 5.6, the “Consultant Provisions”).

5.7	Post Contribution Revival

Notwithstanding Sections 5.5 and 5.6, from and after the closing of the transactions contemplated by the Contribution Agreement (as defined in the Call Option Agreement, dated as of July 29, 2009, among Schering-Plough, Merck and Sanofi-Aventis) or from and after any such time as Merck or Schering-Plough or any of their Affiliates, on the one hand, and Sanofi-Aventis or any of its Affiliates, on the other hand, consummate a joint venture, contribution, purchase or other transaction similar to that contemplated by the Contribution Agreement (the “JV Reconstitution”), each Human Health Utility Provision and Consultant Provision shall again apply to, and be binding upon, Merial (and its Subsidiaries) to the extent that such provision was binding upon Merial (and its Subsidiaries) prior to the date hereof.

5.8	Exclusive Licenses

For the avoidance of doubt, the Parties confirm that the exclusive licenses granted by Merck under the Existing Products License Agreement and the Research and Future Products License Agreement are exclusive even as to Merck.

6	Use of Merck Name and Trademarks

From and after the date hereof, Merial shall discontinue all commercial use of the names “Merck” and "MSD" and any trademarks, trade names and logos controlled by Merck.  It will not, however, constitute a breach of this Article 6 if Merial: (1) discloses, including in labeling, that Merck or any of its Affiliates is a manufacturer of any Merial product manufactured by Merck or such Affiliate; (2) uses any existing stocks of advertising, promotional or stationery materials that describe Merial as “a Merck and sanofi-aventis company” or “an MSD and sanofi-aventis company” or the like, so long as Merial discontinues all such use within 365 days of the date hereof; (3) uses the name “Merck” or “MSD” or any logo controlled by Merck on a website, provided that Merial discontinues all such use as soon as reasonably possible and in any event within thirty (30) days following the date hereof; or (4) uses trademarks or trade dress previously assigned to Merial in the Master Agreement or any Ancillary Agreements.

7	Employee Benefit Matters

7.1	Continuing Rights under Merck Employee Benefit Programs

All Merck programs (other than Merck’s Stock Incentive Plans) in which Merial employees participate, such as retirement benefits, health and welfare benefits, cash balance plans, bonus programs, service credit, severance policies, and collective bargaining agreements (the “Merck Programs”), will be discussed between Merck, Merial and Sanofi-Aventis in good faith to ensure fair treatment of Merial employees, with the possibility that for those U.S. Merial employees who satisfied the “Rule of 60” upon the initial formation of Merial in 1997 and who continue to be Merial employees, Merck shall continue to count the service years of such employees with Merial for a period of up to three years following the SPA Closing solely for purposes of determining eligibility for early retirement subsidies and retiree healthcare under Merck’s U.S. plans if such counting would be beneficial to the affected Merial employees.

For the avoidance of doubt, to the extent permitted by applicable laws and the applicable Merck Programs, Merck shall permit those Merial employees participating in the Merck Programs on the date hereof to continue to participate in such Merck Programs until the earlier of (i) the date on which Merck, Merial and Sanofi-Aventis reach an agreement pursuant to the preceding paragraph or (ii) the date that is one year from the date hereof, provided that Merial promptly reimburses Merck (upon being invoiced therefor) for any actual costs of Merck or its Affiliates associated with such continued participation.

7.2	Outstanding grants under Merck’s Stock Incentive Plans

Outstanding equity granted under Merck’s Stock Incentive Plans held by Merial employees as of the SPA Closing shall be treated in accordance with the terms and conditions of the applicable grants.

8	Representations and Warranties of the Parties

                Each of the Parties represents and warrants to the others as follows:

-	it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

-	it is not in violation of any material provision of its organizational documents;

-
the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings and no other corporate proceeding on the part of it is necessary for the consummation by it of the transactions contemplated hereby;

-
this Agreement has been duly and validly executed and delivered by it and, assuming the due and valid execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally; and

-
the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of it or (ii) conflict with or constitute a violation of any provision of any material law binding upon or applicable to it or any of its properties or assets.

9	Covenants of the Parties

The Parties undertake to preserve, and shall make freely available to each of the other Parties for consultation or duplication, the accounting and product records of Merial, until the fifth anniversary of the date of this Agreement or such earlier time as the Parties mutually agree in writing that such records may be destroyed or need no longer be made available, subject to applicable laws.

10	Other provisions

Sections 19.1, 19.3, 19.5 to 19.10, and 19.13 to 19.16 of the JV Agreement shall apply to this Agreement.

11	Notices

11.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

11.1.1	in writing in English; and

11.1.2	delivered by hand or by courier using an internationally recognized courier company.

11.2	A Notice to Merck, US Holding and UK Holding shall be sent to Merck at the following address, or to such other Person or address as Merck may notify to Sanofi-Aventis from time to time:

Merck & Co., Inc. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Fax: +1 (908) 735-1246 Attention: Office of the Secretary With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Tel: +1 (212) 859-8000 Fax: +1 (212) 859-4000 Attn: David N. Shine Murray Goldfarb

11.3
A Notice to Sanofi-Aventis and Sanofi-Aventis Holding shall be sent to Sanofi-Aventis at the following address, or to such other Person or address as Sanofi-Aventis may notify to Merck from time to time:

Sanofi-Aventis
174 avenue de France
75365 Paris Cedex 13
France
Tel: +33 (1) 53 77 90 24
Fax: +33 (1) 53 77 43 03
Attention: General Counsel

With a copy to:

Linklaters LLP
25 rue de Marignan
75008 Paris
France
Tel.: +33 (1) 56 43 56 43
Fax: +33 (1) 43 59 41 96
Attn:   Pierre Tourres
            Scott Sonnenblick

11.4	A Notice to Merial shall be sent to the following address, or to such other Person or address as Merial may notify to Sanofi-Aventis and Merck from time to time:

Merial Limited
3239 Satellite Boulevard
Duluth, Georgia 30096
Fax: +1 (678) 638-3886
Attn:   Company Secretary

With a copy to:

Merial Limited
P.O. Box 327
Sandringham House
Sandringham Avenue
Harlow Business Park
Harlow, Essex CM19 5QA
England
Attn:    Assistant Secretary

11.5
A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, provided that if a Notice would become effective under the above provisions after 5.30 p.m. on any Business Day, then it shall be deemed instead to become effective at 9.30 a.m. on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

11.6
Subject to the foregoing provisions of this Article 11, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand or courier to the relevant address pursuant to the above provisions.

12	Governing Law

This Agreement shall be governed in all respects by, and construed in accordance with, the laws of England and Wales.

13	Dispute Resolution and Arbitration

13.1
Each of the Parties agrees to negotiate in good faith to resolve amicably any dispute which arises in connection with this Agreement, in accordance with the procedure set forth in Section 18.1 of the JV Agreement (“Good Faith Settlement”).

13.2
Any dispute, controversy or claim among or between the Parties in connection with this Agreement, including the validity, interpretation, termination or performance of this Agreement, that has not been resolved in accordance with Section 18.1 of the JV Agreement, shall be referred to arbitration in accordance with the procedure set forth in Section 18.2 of the JV Agreement (“Arbitration”).

In witness whereof, the Parties have duly executed this Agreement in six original copies as of September 17, 2009.

SANOFI-AVENTIS		SANOFI 4

By:	/s/ Jean-Luc Renard	By:	/s/ Olivier Jacquesson
	Name: Jean-Luc Renard		Name: Olivier Jacquesson
	Title: VP, Corporate Accounting		Title: Attorney-in-Fact

By:	/s/ Karen Linehan
Name: Karen Linehan
Title: Senior Vice President, Legal Affairs et General Counsel

MERCK SH INC.		MERCK & CO., INC.

By:	/s/ Celia A. Colbert	By:	/s/ Richard N. Kender
	Name: Celia A. Colbert		Name: Richard N. Kender
	Title: Secretary		Title: Senior VP, Business Development and Corporate Licensing

MERCK SHARP & DOHME (HOLDINGS) LIMITED		MERIAL LIMITED

By:	/s/ Mark McDonough	By:	/s/ Horace D. Nalle
	Name: Mark McDonough		Name: Horace D. Nalle
	Title: Director		Title: Company Secretary

Signature Page to the Termination Agreement